SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934
                            (Amendment No.    )

Filed by the Registrant                                      ( X )
Filed by a Party other than the Registrant                   (   )

Check the appropriate box:

(   )  Preliminary Proxy Statement
(   )  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
( X )  Definitive Proxy Statement
(   )  Definitive Additional Materials
(   )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12


                         OREGON STEEL MILLS, INC.
                         -----------------------
              (Name of Registrant as Specified In Its Charter)

                               L. Ray Adams
                         -----------------------
(Name of Person(s) Filing Proxy Statements if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
( X ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
      14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
(   ) $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      O-11.
      1) Title of each class of securities to which transaction applies:

         --------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-ll (Set forth the amount on which the filing fee is calculated and state how it was determined):
         --------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------
      5) Total fee paid:

         --------------------------------------------------------------
(   ) Fee paid previously with preliminary materials.
(   ) Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1) Amount Previously Paid:

          --------------------------------------------------------------
      2) Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------
      3) Filing Party:

          --------------------------------------------------------------
      4) Date Filed:

          --------------------------------------------------------------

                          OREGON STEEL MILLS, INC.
                                -----------
                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                -----------
                                To be Held
                              April 29, 1997
                          9:30 A.M. Pacific Time
                                -----------

TO THE STOCKHOLDERS:

     You are invited to attend the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. (the "Corporation") to be held at the Portland Rivergate Facility, 14400 N. Rivergate Boulevard, Portland, Oregon, on Tuesday, April 29, 1997, at 9:30 a.m. Pacific Time.

     The meeting is being held for the following purposes:

     1.  To elect three Class C directors.
     2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting is available for inspection at the offices of the Corporation.

                            By Order of the Board of Directors,


                            LaNelle F. Lee
                            Secretary

March 14, 1997
Portland, Oregon

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE COULD SAVE THE CORPORATION THE EXPENSE OF A FOLLOW-UP MAILING.

                          OREGON STEEL MILLS, INC.
                         1000 SW BROADWAY BUILDING,
                                SUITE 2200
                          PORTLAND, OREGON 97205
                              (503) 223-9228
                                 ---------
                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                                 ---------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Oregon Steel Mills, Inc. (the "Corporation") to be voted at the Annual Meeting of Stockholders to be held at the Portland Rivergate Facility, 14400 N. Rivergate Boulevard, Portland, Oregon on Tuesday, April 29, 1997, at 9:30 a.m. Pacific Time, and any adjournments thereof.

     Only stockholders of record at the close of business on March 3, 1997, are entitled to notice of, and to vote at, the meeting. At the close of business on that date, the Corporation had 25,693,471 shares of Common Stock, $0.01 par value per share ("Common Stock"), outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

     When a proxy in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Proposal 1 in the accompanying Notice of Annual Meeting of Stockholders, and such votes will be counted toward determining a quorum. Shares held of record by the Trustees of the Corporation's Employee Stock Ownership Plan Trust (the "ESOP") will be voted by the Trustees in accordance with instructions received from ESOP participants or, if no such instructions are received, the Trustees shall vote or take other action as they deem appropriate. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. A stockholder may revoke a proxy by (i) written notice of such revocation to the Secretary of the Corporation at the above address; (ii) a later-dated proxy received by the Corporation; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

     Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting of Stockholders. Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining that a quorum is present. A plurality of the votes cast at the Annual Meeting is required to elect the directors. Proxies withholding authority to vote for a nominee will be treated as votes cast. Broker non-votes will not be treated as votes cast and therefore, will not be counted in calculating a plurality.

     The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Corporation's stockholders is March 14, 1997. Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by

                                     1


mail may be supplemented by one or more telephone, telegram or personal solicitations by directors, officers or employees of the Corporation. No additional compensation will be paid for any such services. Except as described above, the Corporation does not intend to solicit proxies other than by mail. Costs of solicitation will be borne by the Corporation.

        PROPOSAL 1:  NOMINATION AND ELECTION OF CLASS C DIRECTORS

NOMINEES

     The Corporation has a classified Board consisting of three Class A directors, Messrs. Fulton, Keener and Sproul; three Class B directors, Messrs. Emerson, Gendron and Swindells; and three Class C directors, Messrs. Boklund, Landis and Maggetti. The Class A and B directors serve until the Annual Meetings of Stockholders to be held in 1998 and 1999, respectively, and until their successors are elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at that annual meeting.

     The nominees for election as Class C directors are Thomas B. Boklund, Richard G. Landis and James A. Maggetti all of whom are members of the present Board. The Class C directors to be elected at the 1997 Annual Meeting will serve until the Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified.

     Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the Class C nominees named below. If authority to vote for one or more of the nominees is withheld, the withheld votes will not be cast for any of the other nominees unless the stockholder otherwise indicates on the proxy. If any nominee is unable or unwilling to serve as a director, proxies may be voted for such substitute nominees as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

     The following table sets forth information with respect to each person nominated for election as a Class C director and each other director, including their names and ages as of February 15, 1997, business experience during the past five years and directorships in other corporations.

                    Principal Occupation and                        Director
    Name            Certain Other Directorships               Age     Since
    ----            ---------------------------               ---   --------

CLASS C (NOMINEES FOR TERMS OF OFFICE TO EXPIRE IN 2000):

Thomas B. Boklund   Mr. Boklund is the Chairman of the         57     1982
                    Board of Directors and Chief Executive
                    Officer of the Corporation. He was Chief
                    Operating Officer from May 1982 to July
                    1985, became Chief Executive Officer in
                    August 1985, and Chairman of the Board
                    of Directors in February 1992. He also
                    served as President from May 1982 to
                    February 1992, and was re-appointed as
                    President from April 1994 to December
                    1996.  He is a director of Paragon Trade
                    Brands, Inc., a manufacturer of private
                    label infant disposable diapers, since
                    April 1993 and a director of Oregon
                    Metallurgical Corporation, an
                    integrated manufacturer of
                    titanium products, since April 1996.


                                         2

                    Principal Occupation and                        Director
    Name            Certain Other Directorships               Age     Since
    ----            ---------------------------               ---   --------

Richard G. Landis   Mr. Landis was President, Chairman         76     1987
                    and Chief Executive Officer of the Del
                    Monte Corporation, a food and beverage
                    company, from 1971 to November 1981 and
                    President of the Pacific area of R.J.
                    Reynolds Industries, Inc., a tobacco,
                    food, beverage and transportation
                    conglomerate, from November 1981 until
                    his retirement in July 1983.

James A. Maggetti   Mr. Maggetti was employed by Kaiser        72     1987
                    Steel Corporation from 1955 until his
                    retirement in December 1983, where his
                    last position was as a Vice President
                    responsible for fabricating operations.
                    He was Chairman of the Board of Napa
                    Valley Bank from 1984 through April
                    1992 and Vice Chairman of the Board
                    of Napa Valley Bancorp, the bank's
                    holding company, from April 1982
                    through December 1991. Mr. Maggetti
                    served as a director of Napa Valley
                    Bank from June 1971 until April 1995
                    and as a director of WestAmerica
                    Bancorporation from July 1993 until
                    April 1995.

CLASS A (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1998):

V. Neil Fulton      Mr. Fulton was the Corporation's           68    1983
                    Secretary and Treasurer from 1970 to
                    April 1989. Mr. Fulton was Vice
                    President of Finance and Chief
                    Financial Officer of the Corporation
                    from October 1980 until February 1991.
                    He continued as an employee of the
                    Corporation until December 1992.

Robert W. Keener    Mr. Keener was employed by Northwest       65    1994
                    Pipeline Corporation from 1973 to
                    January 1994. Northwest Pipeline
                    Corporation operates a natural gas
                    transmission system in the Western
                    United States. In 1975 he became Vice
                    President - Gas Supply, and was named
                    Senior Vice President  - Gas Supply and
                    Operations in 1980. He served as
                    President and Chief Operating Officer
                    from 1983 to 1992, and as Chief
                    Executive Officer from 1992 until his
                    retirement in January 1994. He is a
                    former director and executive committee
                    member of Key Bank Corporation of Utah.

John A. Sproul      Mr. Sproul was an Executive Vice            72    1989
                    President of Pacific Gas and Electric
                    Company from 1977 to 1989. During most
                    of that period, he was also Chairman of
                    the Board and Chief Executive Officer
                    of Pacific Gas Transmission Company, an
                    interstate pipeline company.

                                        3


                    Principal Occupation and                         Director
    Name            Certain Other Directorships                Age     Since
    ----            ---------------------------                ---   --------

CLASS B (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1999):

C. Lee Emerson      Mr. Emerson was the Chairman of the         79    1976
                    Board of Directors of the
                    Corporation from May 1982 through
                    January 1992. He formerly served as
                    President and Chief Executive Officer
                    of the Corporation.

Edward C. Gendron   Mr. Gendron was the President, Chief        68    1976
                    Operating Officer and a director of
                    Midland-Ross Corporation from 1976 to
                    April 1983. In April 1983, Mr. Gendron
                    became Vice Chairman of the Board of
                    Directors and Chief Administrative
                    Officer of Midland-Ross Corporation,
                    positions he held until August 1986.
                    Mr. Gendron has been President of E. C.
                    Gendron Enterprises, a financial
                    consulting firm, since 1986.

William Swindells   Mr. Swindells is the Chairman of            66    1994
                    the Board of Directors of
                    Willamette Industries, Inc. a
                    diversified wood products company,
                    a position he has held since 1985.
                    Mr. Swindells formally served as
                    Chief Executive Officer of Willamette
                    Industries, Inc., from 1985 until
                    September 1995.  He is a director
                    of Standard Insurance Company and
                    Airborne Express Company, and
                    serves as a trustee of Willamette
                    University and as a trustee of
                    Oregon Health Science University
                    Foundation and the Oregon Historical
                    Society.

DIRECTORS' COMPENSATION, MEETINGS AND STANDING COMMITTEES

     The Board has standing Executive, Audit and Compensation committees. The Board does not have a nominating committee. Directors who are not full-time employees of the Corporation receive an annual fee of $21,000, plus $1,200 for each Board and committee meeting attended and reimbursement of expenses. Directors who are full-time employees of the Corporation do not receive fees for serving on the Board or on committees.

     The Corporation has a deferred compensation plan for directors, by which all former and present outside directors of the Corporation who have served in the capacity of director since the 1986 Annual Meeting of Stockholders will be paid a benefit by the Corporation of $6,000 per year for each year served as an outside director up to a maximum of ten years. This benefit is to be paid commencing with the calendar year following which such person ceases to be a director of the Corporation and is payable to either the director, the director's estate, or other designated beneficiary.

     During 1996, the Board held four meetings, the Audit Committee held three meetings and the Compensation Committee held three meetings. Each incumbent director attended more than 75% of the aggregate number of Board meetings and meetings of committees of which he is a member which were held during the period for which he was a director.


                                       4



     The Executive Committee may exercise all the authority of the Board, subject to actions of the full Board and except as otherwise provided by the Corporation's restated certificate of incorporation, the Corporation's bylaws or applicable law. The members of the Executive Committee are Messrs. Boklund, Emerson and Fulton.

     The Audit Committee reviews services provided by the Corporation's independent auditors, reviews with them the results of their audit, the adequacy of internal accounting controls, the quality of financial reporting and any recommendations they may have, and makes recommendations to the Board concerning their engagement or discharge. The members of the Audit Committee are Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul and Swindells.

     The Compensation Committee establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The members of the Compensation Committee during 1996 were Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul and Swindells.


                                       5




                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of the Common Stock as of January 31, 1997, by (i) each director, director nominee and named executive officer; (ii) each person known to the Corporation to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to the table.


     Name                                          Number        Percentage
     ----                                        of Shares        of Class
                                                 ---------       ----------
Thomas B. Boklund (1)(2)
L. Ray Adams (2)                                 79,515(3)          *
Joe E. Corvin (2)                                 3,200(4)          *
C. Lee Emerson (1)                               31,564(3)          *
V. Neil Fulton (1)                               88,060             *
Edward C. Gendron (1)                             6,568(4)          *
Edward J. Hepp, Jr. (2)                           2,000             *
Richard J. Kasten (2)                             1,507(4)          *
Robert W. Keener (1)                             12,734(4)          *
Richard G. Landis (1)                             1,000             *
James A. Maggetti (1)                             5,600             *
Robert R. Mausshardt (2)                          7,000             *
John A. Sproul (1)                                  374(4)          *
William Swindells (1)                             2,000             *
Oregon Steel Mills, Inc.                          5,000             *
   Employee Stock Ownership Plan Trust
   1000 SW Broadway, Suite 2200
   Portland, Oregon 97205                     2,026,054           7.9%
Scudder, Stevens & Clark, Inc. (6)
   345 Park Avenue
   New York, New York 10154                   2,419,000           9.4%
The Crabbe Huson Special Fund, Inc.,
   The Crabbe Huson Group, Inc. and
   The Crabbe Huson Small Cap Fund (7)
   121 S.W. Morrison, Suite 1400
   Portland, Oregon  97204                    2,270,000           8.8%
Travelers Group Inc, Smith Barney
   Holdings Inc., and
   Smith Barney, Inc. (8)
   388 Greenwich Street
   New York, NY  10013                        1,720,405           6.7%


                                          6


     Name                                          Number        Percentage
     ----                                        of Shares        of Class
                                                 ---------       ----------
Wells Fargo Bank, N.A. (9)
   464 California Street
   San Francisco, California  94163           2,042,273           7.9%

All directors and executive
officers as a group
(19 persons)                                    309,826(5)        1.2%

------------------

* Less than 1% of the outstanding Common Stock.

(1) Member of the Board of Directors.

(2) Named executive officer.

(3) All shares are held by the ESOP for Messrs. Boklund and Corvin. Participants in the ESOP have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(4) Includes 800 shares, 773 shares, 1,207, 12,334 shares and 19 shares held by the ESOP for the accounts of Messrs. Adams, Fulton, Hepp, Kasten and Mausshardt, respectively. Messrs. Adams, Fulton, Kasten, Hepp and Mausshardt have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(5) Includes 186,015 shares held by the ESOP for the accounts as to which the respective beneficial owners have the power to direct the vote under the terms of the ESOP, but they do not have investment power with respect to such shares.

(6) Based on the information obtained from an Amendment #3 to Schedule 13G dated February 10, 1997 filed by Scudder, Stevens & Clark, Inc. ("Scudder") with the Securities and Exchange Commission: Scudder has the sole power to dispose of 2,419,000 shares and the sole and shared power to vote 1,787,100 and 110,700, respectively, of such shares.

(7) Based on the information obtained from an Amendment #1 to Schedule 13G dated February 7, 1997, filed by The Crabbe Huson Special Fund, Inc., The Crabbe Huson Group, Inc., and The Crabbe Huson Small Cap Fund with the Securities and Exchange Commission: The Crabbe Huson Special Fund, Inc. has the shared power to dispose of and to vote 1,061,100 shares, The Crabbe Huson Group, Inc. has the shared power to dispose of and to vote 1,157,100 shares, and The Crabbe Huson Small Cap Fund has the shared power to dispose of and to vote 51,800 shares.

(8) Based on the information obtained from a Schedule 13G dated February 11, 1997, filed by Travelers Group Inc., Smith Barney Holdings Inc., and Smith Barney Inc. with the Securities and Exchange Commission: Each of the Travelers Group Inc. and Smith Barney Holdings Inc. has the shared power to dispose of and to vote 1,720,405 shares, and Smith Barney Inc. has the shared power to dispose of and to vote 1,430,365 shares.

(9) Based on the information obtained from a Schedule 13G dated February 19, 1997, filed by Wells Fargo Bank, N.A. ("Wells Fargo") with the Securities and Exhange Commission: Wells Fargo has the sole power to vote 11,500 shares, the shared power to vote 2,030,773 shares and the shared power to dispose of 2,041,473 shares.

                                         7


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued by the Corporation and its subsidiaries for the Chief Executive Officer and each of the five most highly paid executive officers of the Corporation and its subsidiaries as of December 31, 1996.



                           SUMMARY COMPENSATION TABLE


                                                                                             ALL OTHER
                               ANNUAL COMPENSATION(FN5)                                   COMPENSATION(FN5)
                      ---------------------------------------------------------------    -----------------
    Name and                                                  ESOP                         Thrift Plan
Principal Position    Year    Salary    Bonus(FN1)     Contribution(FN2)   SERP (FN4)   Contribution(FN3)
------------------    ----    ------    ----------    ------------------   ----------   -----------------
Thomas B. Boklund     1996  $451,875   $ 47,341         $    318           $2,687                -
Chairman of the       1995   450,000     28,676            1,986            4,242                -
Board and CEO         1994   439,584     16,922            3,456                -                -

L. Ray Adams          1996  $198,938   $ 20,724         $    318           $   59           $1,500
Vice President of     1995   195,000     12,426            1,986               26              924
Finance and Chief     1994   190,834      7,347            3,456                -              924
Financial Officer

Joe E. Corvin         1996  $242,250   $ 35,647         $    318           $  108                -
President and Chief   1995   240,000     15,294            1,986               48                -
Operating Officer     1994   229,584      8,816            3,456                -                -

Edward J. Hepp, Jr.   1996  $230,500   $ 10,610         $    318           $   71           $1,500
Sr. Vice President    1995   218,750     13,896            1,986               80              924
                      1994   190,000      7,334            3,456                -              924

Richard J. Kasten     1996  $170,625   $ 25,246         $    318           $   34           $1,500
Vice President,       1995   174,996     11,151            1,986               14              924
International         1994   169,789      3,328            3,456                -              924
Plate Sales

Robert R. Mausshardt  1996  $195,000   $ 29,620         $    318           $  271           $1,500
Vice President of     1995   195,000     12,426            1,986              398              924
Marketing, Tubular    1994   195,000      7,527            3,456                -              924
Products

-----------------

(FN1) Amounts earned pursuant to the Corporation's Profit Participation Plan.

(FN2) Value of stock contributions made by the Corporation on behalf of the named executive to the Employee Stock Ownership Plan Trust, as determined at the time of such contribution.

(FN3) Matching contributions made by the Corporation on behalf of the named executive to the Corporation's Thrift Plan.

(FN4) Amounts paid under the Corporation's Supplemental Retirement Plan.

(FN5) Pension benefits accrued in 1996 are not included in this Summary Compensation Table.



                                        8


                        DEFINED BENEFIT RETIREMENT PLANS

     The Corporation's pension plans are defined benefit plans qualified under section 401(a) of the Internal Revenue Code (the "Code"). Executive officers and most other domestic employees of the Corporation are eligible to participate in the Oregon Steel Mills, Inc. Pension Plan (the "Plan") or similar plans. Normal retirement is at age 65.

     The amount of an employee's pension benefit and the resulting monthly payments an employee receives upon retirement are based upon the level of the employee's prior annual compensation, the employee's number of years of benefit service and other factors. The employee's annual pension benefit is equal to the sum of:

    (i) for each full or partial year of benefit service prior to January 1, 1994, 1% of the first $22,800 of Past Service Compensation, plus 1.6% of Past Service Compensation in excess of $22,800. ("Past Service Compensation" is the employee's average compensation for the years 1991, 1992 and 1993); plus,

   (ii) for each full or partial year of benefit service beginning on or after January 1, 1994, 1.2% of the employee's compensation during such year up to the employee's "Covered Compensation" amount for the year, plus 1.7% of the employee's compensation in excess of such "Covered Compensation" amount. ("Covered Compensation" for each year is determined by the employee's age and is taken from a Social Security Covered Compensation Table published annually in accordance with IRS regulations. For any given age, the Covered Compensation amount in the Table represents the average of the Social Security taxable wage bases over the 35-year period ending in the year someone that age will reach Social Security normal retirement age.)

     In addition to the Plan, the Corporation initiated effective May 1, 1994 a Supplemental Retirement Plan (the "SERP") to supplement the Plan and ESOP and make up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code on benefits and contributions under those plans. The SERP results in highly-compensated employees receiving retirement benefits calculated on the same basis as other employees. Employees become eligible for benefits under the SERP whenever: (a) the employee has service after the effective date; (b) the employee becomes eligible for benefits under the Plan or an allocation under the ESOP; and (c) the employee's benefit or allocation is limited by sections 401(a)(17) of the Code or by the dollar amount under section 415 of the Code, or both. The benefit paid under the SERP is the difference between the Plan benefit calculated as described above and the amount that would have been paid under the Plan in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code; plus the difference between the amount of ESOP benefit allocated to the participant under the ESOP after 1988 and the amount that would have been allocated in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code, plus dividends that would have been paid on such shares after May 1994. Such benefit payments are made at the time that the benefits under the Plan or ESOP, as applicable, are paid, or earlier upon an adverse IRS ruling. The Compensation Committee of the Board of Directors may amend or terminate the SERP at any time so long as rights already accrued at the time of such amendment or termination are preserved.


                                       9



     The following Pension Plan Table shows the covered compensation portion of the estimated annual benefits payable upon retirement at age 65 (including benefits under the SERP) in the specified compensation and years of service classifications.

                               PENSION PLAN TABLE
                          (QUALIFIED PLAN PLUS SERP)(3)

                                 YEARS OF SERVICE
REMUNERATION (2)    15          20         25          30          35
---------------------------------------------------------------------

   $125,000     $ 28,875   $ 38,500    $ 48,125    $ 57,750    $ 67,375
   $150,000       35,250     47,000      58,750      70,500      82,250
   $175,000       41,625     55,500      69,375      83,250      97,125
   $200,000       48,000     64,000      80,000      96,000     112,000
   $225,000       54,375     72,500      90,625     108,750     126,875
   $250,000       60,750     81,000     101,250     121,500     141,750
   $300,000       73,500     98,000     122,500     147,000     171,500
   $350,000       86,250    115,000     143,750     172,500     201,250
   $400,000       99,000    132,000     165,000     198,000     231,000
   $450,000      111,750    149,000     186,250     223,500     260,750
   $500,000      124,500    166,000     207,500     249,000     290,500
   $550,000      137,250    183,000     228,750     274,500     320,250
   $600,000(1)   150,000    200,000     250,000     300,000     350,000

          (1) Represents 120% of the maximum compensation for the year ended December 31, 1996.

          (2) Based on the estimated straight-life annuity amounts for future service using 1997 as the first year of benefit service. Social Security Covered Compensation as defined above is assumed to be $40,000.

          (3) Does not include the ESOP benefit pursuant to the SERP which is not determined by years of service and final compensation.

     The portion of an employee's benefit attributable to years of benefit service in excess of 35 years, is limited to 1.0% of his Past Service Compensation for purposes of (i) above; and to 1.2% of his annual compensation for purposes of (ii) above. Notwithstanding the foregoing, an employee's compensation taken into account for any Plan year after 1993 shall not exceed $150,000 (or such other amount as may be prescribed for the relevant plan year by the Secretary of the Treasury pursuant to section 401(a)(17) of the Code). As previously described, the SERP will pay benefits on the additional compensation above that amount.

     The employee's annual pension benefit is reduced to the extent of the annuity value of: (i) any portion of the employee's account balances under the Corporation's Profit Participation Plan and the ESOP as of January 1, 1981 attributable to allocations on the basis of compensation in excess

                                        10


of the Social Security taxable wage base; and (ii) any retirement benefits paid to the employee under the Corporation's Pension Plan for Union Employees which was terminated January 23, 1984. The Plan benefits are not subject to deduction for social security.

     For each named executive officer listed on the Summary Compensation Table, the applicable compensation each year is the sum of the "Salary" and "Bonus" compensation shown, limited as described above. Upon their retirement, assuming retirement at age 65 and no increase in current rates of annual compensation, and based upon years of service at December 31, 1996, Messrs. Boklund, Adams, Corvin, Hepp, Kasten and Mausshardt would receive lifetime annual payments under the Plan and pension benefits pursuant to the SERP combined of $245,167, $88,370, $132,655, $71,529, $71,940 and $48,312, respectively. Their credited years of service as of December 31, 1996 are twenty-three, eight, twenty-seven, five, twelve and twelve, respectively. In addition, ESOP benefits pursuant to the SERP would include dividends and the equivalent value of shares of common stock accrued through December 31, 1996 of $82,350, $2,119, $3,887, $3,249,
$1,241, and $8,442, respectively. Future ESOP benefit additions, if any, would be derived from discretionary annual ESOP allocations set by the Board of Directors.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     The Corporation has employment agreements (the "Employment Agreements") with certain of its key employees, including Messrs. Boklund, Adams, Corvin, and Mausshardt ("Employees"). Each Employment Agreement is effective until June 1 of each year, with (a) automatic one-year extensions until the Employee reaches the age of 65 unless either the Corporation or the Employee provides prior notice that the Employment Agreement will not be extended, and (b) an automatic three-year extension in the event of a change of control of the Corporation (a "Change in Control"). Change in Control is defined to include, among other things, the transfer of 25% or more of the Corporation's voting securities to any person or entity other than the ESOP or the election of a majority of directors who were not nominated by the then current Board. The Employment Agreements provide, among other things, for severance compensation in the event that an Employee's employment is terminated by the employer without cause or by the Employee with good reason, all as defined in the Employment Agreements, during the three-year period following a Change in Control. Such severance compensation is to be calculated as the sum of (i) three times the Employee's annual base salary as of the date of the Change in Control, (ii) the four most recent quarterly cash distributions to such Employee from the Corporation's Profit Participation Plan, and (iii) an amount equal to the lump sum present actuarial value of the excess, if any, of the normal retirement allowance to which the Employee would have been entitled under the Pension Plan, assuming that the Employee continued as an active participant under such plan, without change in his rate of annual pay, until the earlier of his 65th birthday or the tenth anniversary of the date of the Change in Control, over the normal retirement allowance to which the Employee is actually entitled under such plan as of the date of termination. Under the Employment Agreements, any terminated Employee would also receive full base salary through the date of such termination of employment, reimbursement for any legal fees or expenses incurred by the Employee in seeking to enforce the Employment Agreement and certain non-cash employee benefits as specified in the Employment Agreement.

     The Corporation has entered into Indemnification Agreements with each director and certain executive officer(s) (an "Indemnified Person"). Each agreement provides that the Corporation shall

                                     11


indemnify the Indemnified Person if and when the Indemnified Person is or was a party or is threatened to be made a party to any action, suit, arbitration, investigation, administrative hearing or any other proceeding (a "Proceeding") because of the Indemnified Person's status or former status as a director, officer or other agent of the Corporation or because of anything done or not done by the Indemnified Person in such capacity, against all expenses and liabilities actually and reasonably incurred by the Indemnified Person or on the Indemnified Person's behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. The Corporation will advance to the Indemnified Person all reasonable defense expenses incurred in defense of any Proceeding. Further, each agreement provides that upon the acquisition of 30% or more of the outstanding shares of Common Stock, other than by the Corporation or the ESOP, without approval by a majority of the Corporation's Board prior to such acquisition, the Corporation will obtain and maintain over the term of the agreement an irrevocable standby letter of credit on terms satisfactory to the Indemnified Person in an appropriate amount (but not less than $500,000) naming the Indemnified Person as the beneficiary in order to secure the Corporation's obligation under the agreement. Finally, each agreement provides that the Corporation must maintain director and officer insurance in the amount of at least $2.0 million with coverage at least comparable to its then current insurance for the Indemnified Person for the term of the agreement. The Corporation may elect to not purchase the required insurance if the insurance is not reasonably available or if, in the reasonable business judgment of the directors of the Corporation, either the premium cost for such insurance is disproportionate to the amount of coverage or the coverage provided by such insurance is so limited that there is insufficient benefit from such insurance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996 the Compensation Committee members were John A. Sproul, Chairman, C. Lee Emerson, V. Neil Fulton, Edward C. Gendron, Robert W. Keener, Richard G. Landis, James A. Maggetti and William Swindells. Mr. Emerson was Chairman of the Board and an employee of the Corporation through January 1992. Mr. Fulton was the Corporation's Vice President of Finance and Chief Financial Officer until February 1991, and was an employee of the Corporation through December 1992.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The Compensation Committee is composed of eight independent, non-employee directors.

COMPENSATION PRINCIPLES

     The Corporation is committed to providing a compensation program that helps attract and retain the best people available. To ensure that compensation is competitive, the Corporation regularly compares its pay practices with those of comparable companies and sets pay parameters based on this review. The Corporation has maintained the philosophy that compensation of all employees should be directly and materially linked to operating and financial performance of the Corporation. To achieve this linkage, employee compensation is heavily weighted towards compensation paid on the basis of pre-tax profit. The Corporation has also established stock ownership as part of non-union employee compensation to promote the alignment of employee long range inter-


                                   12


ests with those of the stockholders. In addition, the Corporation believes that whenever possible the compensation and benefit program provided to the executive officers should be based on similar principles as for all other non-union employees. These principles align all employee compensation with the Corporation's objectives, operating strategy, management initiatives and financial performance. The program:

[BULLET] Attracts and retains key individuals critical to the long-term success of the Corporation.

[BULLET] Supports a performance-oriented environment in which everyone is working together in pursuit of the Corporation's goals.

[BULLET] Encourages the Corporation's long-term growth and profitability and the enhancement of stockholder value.

COMPARATIVE EVALUATION

     The Corporation seeks to align total compensation for its executive officers with that of comparable executive positions in other manufacturing companies and other steel companies.

     To assist it in doing so, in 1993 the Compensation Committee commissioned a study of executive compensation by an independent compensation consulting firm (the "Study"). The Study focused on total compensation for the 11 most senior executive positions. In preparing the Study, the consulting firm: (a) reviewed extensive background data on the Corporation, including financial reports and forecasts, compensation data, organizational charts, business plans, annual reports and position descriptions; (b) conducted individual interviews with the incumbents of the positions covered by the Study; (c) reviewed the compensation practices of eleven steel companies as described in their proxy statements to stockholders, including 5 of the 6 companies included in the S&P Steel Index illustrated in the Performance Graph; and (d) reviewed competitive practices and pay levels in over 200 durable goods manufacturing companies (including steel companies) surveyed by the consultant.

COMPENSATION ELEMENTS

     There are three elements in the Corporation's executive officer compensation program, all determined by individual performance and corporate profitability. Those elements and the relevant conclusions of the Study are as follows:

     BASE SALARY COMPENSATION

     The Compensation Committee adjusts base salary levels within pre-established ranges to reflect the responsibilities and performance of individuals. The responsibilities assumed, the skills and experience required by the job, and the performance of the individual are relatively equal considerations in determining base salary. The Study concluded, among other things, that the Corporation's base salaries for the senior executive positions were in aggregate 4% below competitive levels, and that group benefit and perquisite values were consistent with competitive levels. The Study noted that in the past the success of the Profit Participation Plan and the capital accumulation that occurred under the ESOP have historically offset the salary level disparity and successfully provided both short and long-term incentives.

     Effective January 1, 1996, the Compensation Committee made reductions in salaries of the executive officers of the Corporation of ten or fifteen percent as part of a corporate wide cost reduction and savings plan. The salaries of all executive officers affected by this plan were reinstated on April 1, 1996 back to their December 31, 1995 levels.


                                     13


     ANNUAL INCENTIVE COMPENSATION

     As noted above, the Corporation believes that all employees share in the responsibility for achieving profits. Accordingly, the Corporation has discretionary Profit Participation Plans under which it distributes quarterly to most of its U.S. employees with over three months of employment 12% to 20%, depending on location, of its domestic pre-tax earnings after adjustments for certain non-operating items. Each employee, including executive officers, receives a share of the distribution based on the level of the employee's base compensation compared with the total base compensation of all eligible employees. The Corporation may modify, amend or terminate the plans at the discretion of the Board of Directors, subject to the terms of various labor agreements.

     EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Corporation has an ESOP for qualified employees (generally those employees with six months of employment) of Oregon Steel Mills, Inc. Annual contributions to the ESOP, which are at the discretion of the Board, are based upon the financial performance of the Corporation. The annual contribution may be in cash or Common Stock but historically has been Common Stock. Shares are allocated to the accounts of qualified employees, including executive officers, at the end of each year in proportion to each eligible employee's total eligible compensation compared with the total eligible compensation of all eligible employees. As noted above, the purpose of this program is to provide additional incentive for employees to work to maximize stockholder value. The ESOP program utilizes vesting periods and diversification features that encourage employees to retain ownership of the Corporation's Common Stock and continue in the employ of the Corporation.

     In addition to the Profit Participation and ESOP plans, the Study recommended that consideration be given to various supplemental retirement and other incentive plans. The Compensation Committee accepted in principal the Study's recommendations as to supplemental retirement plans, and initiated in 1994 the SERP. As discussed previously under the heading "Defined Benefit Retirement Plans", the SERP supplements pension and ESOP benefits, making up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

     The Compensation Committee has used the same policies with respect to the compensation of Mr. Boklund. In determining Mr. Boklund's base salary for 1996, the Committee reviewed the Study, additional industry information since the Study and Mr. Boklund's performance and responsibilities. The Committee noted the challenges, responsibilities and results attained by Mr. Boklund in 1996, including overseeing the tremendous growth in capacity and implementing the capital improvement program, and determined to increase his base salary (effective August 1996) to $500,000. Mr. Boklund participates in the profits of the Corporation and the ESOP under the same provisions and formulas as other domestic employees of the Corporation.

     The Corporation does not have any "Excessive Employee Remuneration" as defined in section 162(m) of the Code.


                                     14



                       COMPENSATION COMMITTEE DURING 1996

                            John A. Sproul, Chairman
                                 C. Lee Emerson
                                 V. Neil Fulton
                                Edward C. Gendron
                                Robert W. Keener
                                Richard G. Landis
                                James A. Maggetti
                                William Swindells

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return of the Corporation's Common Stock, based on the market price of Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard and Poors' 500 Stock Index ("S&P 500 Index") and the Standard & Poors' Steel Index ("S&P Steel Index").

STOCKHOLDER RETURN


MEASUREMENT PERIOD              OREGON        S&P 500        S&P STEEL
(FISCAL YEAR COVERED)           STEEL          INDEX           INDEX
---------------------           -------       -------        ---------

MEASUREMENT POINT - 12/31/91    $100.00       $100.00          $100.00

FYE 12/31/92                     122.26        107.61           130.81
FYE 12/31/93                     123.41        118.38           172.07
FYE 12/31/94                      79.11        119.99           167.39
FYE 12/31/95                      72.72        164.92           155.18
FYE 12/31/96                      91.11        202.69           138.37


(a) Dividends are reinvested at the end of the month in which they are paid.
(b) Assumes $100 invested in Oregon Steel, the S&P 500 Index companies and the S&P Steel Index companies on December 31, 1991.

        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on the Corporation's review of Forms 3, 4, and 5 furnished to the Corporation pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all such forms were filed on a timely basis.


                                        15

                             INDEPENDENT ACCOUNTANTS

     On July 25, 1996, the Corporation dismissed its prior independent accountants, Coopers & Lybrand L.L.P. ("C&L") and engaged Price Waterhouse L.L.P. ("PW") as its independent accountants. The reports of C&L on the financial statements of the Corporation for the two fiscal years preceding the dismissal contained no adverse opinion or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss C&L and engage PW was approved by the Corporation's Audit Committee and ratified by the entire Board of Directors. During the two most recent fiscal years and the subsequent interim periods preceding the dismissal, there were no disagreements with C&L on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of C&L would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and subsequent interim periods preceding the dismissal, there were no reportable events (as such term is defined in Item 304 (a)(1)(v) of Regulation S-K).

     Representatives of PW will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they desire to do so.

                                  OTHER MATTERS

     The Board knows of no other matters to be brought before the Annual Meeting. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.

                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals submitted for inclusion in the 1998 proxy materials and consideration at the 1998 Annual Meeting of Stockholders must be received by the Corporation by November 14, 1997. Any such proposal should comply with the rules promulgated by the Securities and Exchange Commission governing stockholder proposals submitted for inclusion in proxy materials.

                                            LaNelle F. Lee
                                            SECRETARY

Portland, Oregon
March 14, 1997

                         OREGON STEEL MILLS, INC.
                     ANNUAL MEETING - APRIL 29, 1997
                  PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas B. Boklund and L. Ray Adams, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. on April 29, 1997, andany adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the item on the reverse side.

     THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

      PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.
                 (Continued and to be signed on reverse)

                      [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]







                         OREGON STEEL MILLS, INC.


                      ANNUAL MEETING OF STOCKHOLDERS

                         Tuesday, April 29, 1997

                                       Please mark        [Square box
                                       your votes          in which an
                                       as indicated        "X" has been
                                       in this example     marked]

1. Election of Class C Directors

     FOR
   [    ]     FOR all nominees listed below (except as marked to the contrary below) or, if any named nominee is unable to serve, for a substitute nominee.

  WITHHOLD
   [    ]     WITHHOLD AUTHORITY to vote for all nominees listed below.

              Thomas B. Boklund, Richard G. Landis, James A. Maggetti

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
   NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE BELOW.)

           ---------------  ----------------  ---------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.


   [To the left of "Date"               Dated:  _________________, 1997
    appears a 3/8-inch,
    horizontal black line;              ------------------------------
    a perpendicular 3/8-inch
    black line extends                  ------------------------------
    downward from the right                Signature or Signatures
    corner of the horizontal
    line]

                                        Please date and sign exactly as name is
                                        imprinted hereon, including designation
                                        as executor, trustee, etc., if
                                        applicable. When shares are held
                                        jointly, each joint owner should sign.
                                        If a corporation, please sign in full
                                        corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.


                       [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]








                         OREGON STEEL MILLS, INC.


                      ANNUAL MEETING OF STOCKHOLDERS

                         Tuesday, April 29, 1997